Exhibit 3.47

Execution Copy

FIRST AMENDMENT TO

AGREEMENT OF LIMITED PARTNERSHIP

OF QUIETFLEX MANUFACTURING COMPANY, L.P.

This First Amendment (this “Amendment”) to Agreement of Limited Partnership, dated May 17, 2001 (the “Partnership Agreement”) of Quietflex Manufacturing Company, L.P., a Texas limited partnership (the “Partnership”), dated as of December 21, 2004, is entered into by and between Quietflex Holding Company, a Delaware corporation, as the sole general partner of the Partnership (the “General Partner”), and Goodman Manufacturing Company, L.P., a Texas limited partnership, as the sole limited partner of the Partnership (the “Limited Partner,” and together with the General Partner, the “Partners”).

WHEREAS, the Partnership has heretofore been formed as a limited partnership under the Texas Revised Limited Partnership Act, Tex. Rev. Civ. Stat. Ann. Art 6132a-1, as amended from time to time (the “Act”), pursuant to the Partnership Agreement; and

WHEREAS, the General Partner and the Limited Partner desire to amend the Partnership Agreement and to continue the Partnership as set forth herein;

NOW, THEREFORE, each of the Partners hereby enters into this Amendment to provide as follows:

1. The following shall be added to the Partnership Agreement as paragraph 7.2:

“7.2 Certification of Interests. The Partnership shall have the right to certificate each Partner’s Partnership Interest. The certificates for Partnership Interests shall be in such form as shall be approved by the General Partner. The General Partner shall sign the certificates. Certificates shall be consecutively numbered and shall be entered in the books of the Partnership as they are issued and shall exhibit the holder’s name and Partnership Interest.”

2. Except as amended hereby, the Partnership Agreement is hereby confirmed and shall continue to be, and shall remain, in full force and effect in accordance with its terms as currently written. The General Partner and the Limited Partner hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act.

3. This Amendment shall be governed by, construed and enforced in accordance with, the substantive law of the State of Texas.

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IN WITNESS WHEREOF, the General Partner and the Limited Partner have caused this Amendment to be executed by their respective duly authorized officers effective on the date first set forth above.

GENERAL PARTNER

QUIETFLEX HOLDING COMPANY

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President, Secretary and General Counsel

LIMITED PARTNER

GOODMAN MANUFACTURING COMPANY, L.P.

By:	Goodman Holding Company,
a Texas corporation, its Sole General Partner

By:	/s/ Ben D. Campbell
Ben D. Campbell
Executive Vice President, Secretary and General Counsel

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